Peak Pharmaceuticals, Inc. Shifts Strategic Focus to Human Product Development

--Company terminates license agreement for animal health products

BOULDER, CO, October 13, 2015 – Peak Pharmaceuticals, Inc. (OTCQB: PKPH) (“Peak Pharma” or the “Company”), a dedicated proponent of research, development, sales and marketing of safe, hemp-based health products, today announced the termination of its licensing agreement with Canna-Pet, LLC a Washington limited liability company.

The two parties entered into a license agreement, dated July 29, 2014, to use the Canna-Pet brand name and related intellectual property to produce and sell pet health products made from hemp plants. The agreement provides that it may be terminated at any time by mutual agreement of the parties. Pursuant to and in accordance with the terms of the agreement, both parties have agreed to terminate the license agreement effective as of October 1, 2015.

Accumulating market information from sales and marketing activities, combined with recent regulatory events, has led the Company to reassess its long-term commitment to the veterinary marketplace and to reaffirm its dedication to the development of hemp based health products for the human market.

Dr. Soren Mogelsvang, President and CEO of Peak Pharmaceuticals, states, “during the course of the agreement we gained extraordinary insights into the manufacturing, sales and marketing of cannabinoid products in America today. The state of the regulatory framework underpinning the veterinary marketplace continues to present significant challenges, but at the same time holds great promise for those willing to manage within these evolving confines. The consumer base is clearly evident and the fact we took a relatively unknown product and transformed it into a sector leading brand with a million dollars in gross sales validates the scope of the opportunity.”

“For our part, we intend to take our real world experience from the growing hemp product sector and put it to use as we move towards areas of the human marketplace where we believe great gains can be more readily achieved through dedicated development efforts,” continues Dr. Mogelsvang. “As such, we have initiated discussions with potential strategic partners, and we will continue to make appropriate public announcements as we make strides towards the launch of new hemp based product lines for the human health markets.”

Additional details and notes relating to the Company's finances and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer with the Securities and Exchange Commission ("SEC") available at www.sec.gov. For more information please visit www.peakpharma.com.

About Peak Pharmaceuticals, Inc. (OTCQB: PKPH)

Peak Pharmaceuticals, Inc. specializes in the development, manufacturing, sales and marketing of pharmaceutical-grade, hemp-based products for the human health markets.  The company aims to become a global leader in the research, development, sales and marketing of hemp and cannabinoid products. For more information visit www.peakpharma.com and follow us on Facebook, Twitter and LinkedIn.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; the early-stage nature of the industry sector; regulatory changes affecting the sale, transport or consumption of Cannabidiol or hemp based products by humans or animals; commercial impacts to the Company's business, related agreements, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Company's current reports on Form 8-K. The Company does not undertake to update these forward-looking statements. FDA Disclosure: The statements in this news release have not been evaluated by the Food and Drug Administration (FDA). The products and statements mentioned in this release are not intended for humans, or to diagnose, treat, cure, or prevent any disease.

For additional information, please contact:

Peak Pharmaceuticals, Inc. Investor Relations

E: investors@peakpharmaceuticals.com

T: +1 (800) 713-9091

www.peakpharma.com